Exhibit 3.2

Bylaws Amendment

The Fourth Amended and Restated Bylaws (the “Bylaws”) of Fibrocell Science, Inc., a Delaware corporation, are hereby amended, effective as of April 20, 2015 as follows:
1.         Section 2.09 is deleted in its entirety and replaced with the following:
“Section 2.09 Vote Required. When a quorum is present at any meeting of stockholders, except as otherwise expressly provided for by statute, the Company’s certificate of incorporation or these bylaws, (i) in all matters other than the election of directors, the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders and (ii) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

2.         Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Bylaws are hereby ratified and confirmed and shall remain in full force and effect.  The Bylaws and this amendment shall be read and construed together as a single instrument.